EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 14, 2013, with respect to the statement of condition including the related portfolio of Insured Municipals Income Trust, Series 661 (included in Invesco Unit Trusts, Municipal Series
1139) as of February 14, 2013, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-184274) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
February 14, 2013